Exhibit 99.(13)(n)

CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT

Agreement effective as of the 31st day of January 2011 by and among the Turner Funds, a Massachusetts business trust (the “Trust”), Turner Investment Partners, Inc., a Pennsylvania corporation (“TIP”), and Turner Investment Management LLC, a Maryland limited liability company (“TIM”).

1.             TIP hereby agrees to limit the net total operating expenses, excluding acquired fund fees and expenses and interest expenses relating to short sales, at the levels indicated through January 31, 2012 for each of the following Funds:

Fund:	Net Total Operating Expenses

Turner Large Growth Fund
Institutional Class	0.69%
Investor Class	0.94%
Turner Emerging Growth Fund
Institutional Class	1.15%
Investor Class	1.40%
Turner Large Cap Growth Fund
Institutional Class	0.69%
Investor Class	0.94%
Turner Midcap Growth Fund
Institutional Class	0.93%
Investor Class	1.18%
Retirement Class	1.43%
Turner Small Cap Growth Fund
Investor Class	1.25%
Turner International Core Growth Fund
Institutional Class	1.10%
Investor Class	1.35%
Turner Quantitative Broad Market Equity Fund
Institutional Class	0.64%
Investor Class	0.89%
Turner Quantitative Large Cap Value Fund
Institutional Class	0.69%
Investor Class	0.94%
Turner Global Opportunities Fund
Institutional Class	1.10%
Investor Class	1.35%

2.             TIP hereby agrees to limit the net total operating expenses at the levels indicated through January 31, 2012 for Turner Spectrum Fund:

Turner Spectrum Fund:	Net Total Operating Expenses

Institutional Class	1.95%
Investor Class	2.20%
Class C	2.95%

3.             TIP hereby agrees to limit the net total other expenses, excluding acquired fund fees and expenses and interest expenses relating to short sales, at the levels indicated through January 31, 2012 for each of the following Funds:

Fund:	Net Total Other Expenses

Turner Concentrated Growth Fund
Investor Class	0.25%
Turner New Enterprise Fund
Investor Class	0.25%

4.             TIM hereby agrees to limit the net total operating expenses, excluding acquired fund fees and expenses and interest expenses relating to short sales, at the levels indicated through January 31, 2012 for Turner Small Cap Equity Fund:

Turner Small Cap Equity Fund:	Net Total Operating Expenses

Institutional Class	1.20%
Investor Class	1.45%

This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.

This Agreement supersedes any prior contractual waiver agreement(s) between the parties.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS		TURNER INVESTMENT PARTNERS, INC.

By:	/s/ Thomas R. Trala	By:	/s/ Brian F. McNally
	Signature		Signature
Name:	Thomas R. Trala	Name:	Brian F. McNally
	Printed		Printed
Title:	President and Chief Executive Officer	Title:	General Counsel and Chief
Compliance Officer - Principal

TURNER INVESTMENT MANAGEMENT LLC

By:	/s/ Brian F. McNally
Signature
Name:	Brian F. McNally
Printed
Title:	General Counsel and Chief
Compliance Officer